EXHIBIT 99.1

        News Release

Contact:	Paul S. Feeley	For Release: Immediately
Senior Vice President, Treasurer &Chief Financial Officer
(617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER AND YEAR ENDED
MARCH 31, 2011

    SOMERVILLE, MASSACHUSETTS, May 9, 2011 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the twelve months ended March 31, 2011 was $1.725 million and that its net income available to common shareholders for the twelve months ended March 31, 2011 was $1.105 million, or $0.68 per diluted share, as compared to net income of $1.993 million and net income available to common shareholders of $1.380 million, or $0.92 per diluted share, for the year ended March 31, 2010.  Net income for the quarter ended March 31, 2011 was $241 thousand and net income available to common shareholders for the quarter ended March 31, 2011 was $84 thousand, or $0.05 per diluted share, as compared to net income of $725 thousand and net income available to common shareholders of $571 thousand, or $0.37 per diluted share, for the comparable prior year quarter.

    The Company’s $484 thousand decrease in net income for the quarter ended March 31, 2011 when compared to the quarter ended March 31, 2010 was the net result of a $638 thousand decrease in net interest and dividend income, a $408 thousand increase in non-interest expenses and an $88 thousand increase in the provision for income taxes, partially offset by a $599 thousand increase in non-interest income and a $50 thousand decrease in the provision for loan losses.

    For the quarter ended March 31, 2011, net interest and dividend income totaled $3.964 million, compared to $4.602 million for the quarter ended March 31, 2010.  This decrease was primarily the result of decreases in commercial real estate and construction loans as management refocused its lending emphasis in the current market environment in an effort to reduce risk and increase regulatory capital ratios in accordance with the Company’s business plan, and a general decline in market interest rates on loans.  The decrease in net interest income was the net result of a decline in interest income of $1.370 million partially offset by a $732 thousand decline in interest expense.  The net interest rate spread and the net interest margin were 3.09% and 3.33%, respectively, for the quarter ended March 31, 2011 compared to 3.23% and 3.49%, respectively, for the quarter ended March 31, 2010.  During the quarter ended March 31, 2011, the yield on interest-earning assets decreased by 58 basis points primarily due to a 38 basis point reduction in the yield on mortgage loans, partially offset by a 44 basis point decrease in the cost of funds mainly due to aggressive liability management.

    The provision for loan losses for the quarter ended March 31, 2011 totaled $200 thousand compared to a provision for loan losses of $250 thousand during the quarter ended March 31, 2010.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at March 31, 2011.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

(continued)

Central Bancorp, Inc.

    Non-interest income totaled $686 thousand for the quarter ended March 31, 2011 compared to $87 thousand during the quarter ended March 31, 2010.  The increase of $599 thousand was primarily due to a $430 thousand increase in net gains on sale of investment securities as there were net gains of $306 thousand during the quarter ended March 31, 2011 compared to net losses of $124 thousand during the prior year quarter, and a $260 thousand reduction in other-than-temporary impairment on available-for-sale investment securities, which totaled $0 during the quarter ended March 31, 2011 compared to $260 thousand during the prior year quarter.

   Non-interest expenses increased by $408 thousand to $4.164million during the quarter ended March 31, 2011 as compared to $3.756 million during the quarter ended March 31, 2010.  Items primarily contributing to this net increase were a $209 thousand increase in salaries and benefits, a $119 thousand increase in professional fees, a $63 thousand increase in marketing expenses, a $53 thousand increase in other expenses and a $44 thousand increase in occupancy and equipment expenses, partially offset by a decrease in foreclosure and collection expenses of $77 thousand.

   For the twelve months ended March 31, 2011 compared to the twelve months ended March 31, 2010, the Company’s $268 thousand decrease in net income was the net result of increases in non-interest expenses of $523 thousand, provision for loan losses of $500 thousand and provision for income taxes of $261 thousand, partially offset by a $647 thousand increase in non-interest income, and an increase in net interest income of $369 thousand primarily resulting from an overall 62 basis point decrease in the cost of interest-bearing liabilities. The aforementioned $523 thousand increase in non-interest expenses was primarily due to increases in salaries and benefits of $1.154 million and professional fees of $149 thousand, partially offset by decreases in FDIC deposit insurance expense of $590 thousand and foreclosure and collection expenses of $244 thousand.  Salaries and benefits increased due to staffing increases, merit pay increases, increases in certain retirement benefits, and increases in commissions primarily due to increases in residential loan originations.  FDIC deposit insurance expense decreased due to decreases in deposit balances.  Additionally, during the year ended March 31, 2010, FDIC deposit insurance expense included an industry-wide special assessment which amounted to $270 thousand for the Bank, compared to no such assessment during the year ended March 31, 2011.

   The net interest rate spread and the net interest margin improved from 2.92% and 3.21%, respectively, for the year ended March 31, 2010 to 3.25% and 3.50%, respectively, for the 2011 fiscal year, primarily due to a 62 basis point reduction in the cost of funds, partially offset by a 29 basis point decrease in the average rate earned on interest-earning assets.

   Total assets were $487.6 million at March 31, 2011 compared to $542.4 million at March 31, 2010, a decrease of $54.8 million.  The decrease in total assets reflected strategic actions taken by management to reduce risk and increase capital ratios in accordance with the Company’s business plan, including using the proceeds from loan repayments and investment maturities and repayments to fund certain maturing deposits and borrowings.  During the year ended March 31, 2011, short-term investments increased by $25.0 million and investment securities decreased by $9.2 million.  Total loans, excluding loans held for sale, decreased by $67.3 million as commercial real estate and construction loans decreased by $31.1 million as management continued to de-emphasize these types of lending in the current market environment.  Residential and home equity loans decreased by $34.3 million, from $225.9 million at March 31, 2010 to $191.6 million at March 31, 2011 due to higher than expected residential loan pay-offs.  Commercial and industrial loans decreased from $4.0 million at March 31, 2010 to $2.2 million at March 31, 2011 due to principal repayment.  Deposits decreased by $30.1 million due to decreases in certificates of deposit of $26.7 million and core deposits of $3.4 million.  Federal Home Loan Bank advances decreased by $26.1 million to $117.4 million at March 31, 2011 from $143.5 million at March 31, 2010, as maturing advances were not renewed but were instead funded with available cash.

   The net increase in stockholders’ equity from $45.1 million at March 31, 2010 to $47.1 million at March 31, 2011 was primarily due to net income of $1.7 million, stock-based compensation of $511, amortization of unearned ESOP compensation of $488 thousand and a $112 thousand increase in other comprehensive income due to an overall increase in the market value of available for sale securities, partially offset by $799 thousand of dividends paid to common and preferred shareholders.

(continued)

Central Bancorp, Inc.

    The Company’s and the Bank’s capital ratios were as follows:

	March 31, 2011	March 31, 2010	REGULATORY THRESHOLD FOR WELL CAPITALIZED

Central Bancorp:
Tier 1 Leverage	10.66%	9.22%	5.0%
Tier 1 Risk-Based Ratio	17.22%	14.24%	6.0%
Total Risk Based-Ratio	18.53%	15.12%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	9.58%	8.09%	5.0%
Tier 1 Risk-Based Ratio	15.40%	12.49%	6.0%
Total Risk Based-Ratio	16.72%	13.37%	10.0%

    At March 31, 2011, non-performing assets totaled $9.7 million, or 1.99% of total assets, compared to non-performing assets of $6.3 million, or 1.16% of total assets, at March 31, 2010.  The $3.4 million increase in non-performing assets was primarily due to the addition of three commercial real estate customer relationships which totaled $2.3 million and six residential customer relationships which totaled $1.5 million partially offset by the removal of three loans totaling $400 thousand.  While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $132 thousand at March 31, 2011, compared to $60 thousand at March 31, 2010.

   Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

(continued)

Central Bancorp, Inc.

    This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

(continued)

Central Bancorp, Inc.

Central Bancorp, Inc.
Consolidated Operating Data
(In thousdands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net interest and dividend income	$3,964	$4,602	$17,382	$17,013

Provision for loan losses	200	250	1,100	600

Net gain (loss) from sales or write-downs
of investment securities other than
FNMA or FHLMC	306	(188)	362	(269)

Net loss from sales or write-downs
of FNMA or FHLMC	-	(196)	(226)	(196)

Gains on sales of loans	11	85	251	329
Other non-interest income	369	386	1,671	1,547
Non-interest expenses	4,164	3,756	15,669	15,146

Income before taxes	287	683	2,671	2,678

Provision for income taxes	46	(42)	946	685

Net income	$241	$725	$1,725	$1,993

Net income available to common shareholders	$84	$571	$1,105	$1,380

Earnings per common share:

Basic	$0.06	$0.39	$0.74	$0.95

Diluted	$0.05	$0.37	$0.68	$0.92

Weighted average number of
shares outstanding:
Basic	1,513,392	1,473,743	1,503,719	1,457,232

Diluted	1,656,949	1,536,467	1,621,182	1,499,912

Outstanding shares, end of period	1,681,071	1,667,151	1,681,071	1,667,151

Consolidated Balance Sheet Data
(In Thousands, Except Per Share Data)

	March 31,	March 31,
	2011	2010
	(Unaudited)
Total assets	$487,625	$542,444
Short-term investments	37,190	12,208
Total investments	35,279	44,462
Total loans (1)	394,217	461,902
Allowance for loan losses	3,892	3,038
Other real estate owned	132	60
Deposits	309,077	339,169
Borrowings	117,351	143,469
Subordinated debentures	11,341	11,341
Stockholders' equity	47,121	45,113
Book value per common share	22.26	21.31
Book equity to assets	9.66%	8.32%
Non-performing assets to total assets	1.99%	1.16%

(1)  Includes loans held for sale of $0 and $392 at March 31, 2011 and March 31, 2010, respectively.

Selected Financial Ratios

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Return on average assets	0.19%	0.53%	0.33%	0.36%
Return on average equity	2.06	6.57	3.74	4.66
Interest rate spread	3.09	3.23	3.25	2.92
Net interest margin	3.33	3.49	3.50	3.21